GRIFFIN CAPITAL
ESSENTIAL
ASSET REIT

April 2, 2020

Dear Fellow Shareholder,

I am writing to you today to inform you about changes we are making to our distribution rate as well as our valuation reporting procedures.

On February 27, 2020, we disclosed that our board of directors was evaluating a strategic transaction. Shortly after our announcement, the rate of infections of the COVID-19 virus began to materially increase in the United States leading to widespread market volatility and economic uncertainty. During this period, we have been focused on ensuring the health and safety of our employees while continuing to actively manage our real estate portfolio.

Since our inception, our strategy has been to secure long-duration leases to creditworthy tenants with strong balance sheets. The primary focus of this strategy is to generate durable income from our assets while also providing a measure of downside protection during times of market volatility. We believe this strategy is serving our shareholders well and remain confident in the long-term outlook of our portfolio. At the same time, we are acutely aware of the impacts that the virus is having on some of our tenants which could potentially affect their ability to make timely rent payments in the near term.

We remain focused on the future prospects of the Company. In addition to the previously disclosed strategic transaction, the current market environment may present compelling investment opportunities which could serve to enhance the Company's long-term value and performance. Our ability to react quickly and effectively to these opportunities will be closely tied to our cash on hand and access to additional liquidity.

For these reasons, our board of directors decided that it is prudent to limit the annualized distribution rate to $0.35/share, all-cash, subject to adjustments for class-specific expenses. This change will commence with distributions during the month of April 2020, to be paid in early May 2020.

On a separate note, with our primary offering and distribution reinvestment plan currently suspended, there is a reduced need for disclosing a daily net asset value ("NAV") per share, and therefore, we have ceased publishing a daily updated estimate of our NAV per share as of March 31, 2020. Going forward, we will calculate and publish NAV per share on a quarterly basis, with the first updated estimates of our NAV per share likely to be disclosed on or around June 30, 2020.

GRIFFIN CAPITAL
ESSENTIAL
ASSET REIT

These changes are being made after careful consideration and are not decisions we take lightly. Our executive management team has on average 28 years of experience managing commercial real estate and has successfully navigated through multiple market downturns. While the cause of this current downturn is unique, our past experiences have provided us with valuable insight into the risks and opportunities ahead for the Company and the best course of action in response to these factors. We remain committed to pursuing the most prudent path to maximizing returns and are confident we will do so.

I hope that you and your loved ones remain safe and healthy and I look forward to sharing future updates regarding the Company's performance.

Sincerely,

Michael J. Escalante
Chief Executive Officer & President
Griffin Capital Essential Asset REIT, Inc.